Exhibit 10.4

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Confidential Separation Agreement and Release (“Agreement”), is made effective as of December 11, 2016, by and between Vikas Sinha, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives and assigns ("SINHA"), and Alexion Pharmaceuticals, Inc., its subsidiaries, affiliates, divisions and related entities, and its and their successors, assigns, present or former directors, officers, agents, fiduciaries or employees or any person acting on behalf of any of them (“ALEXION”).
WHEREAS, SINHA and ALEXION are parties to an agreement of employment dated February 26, 2016, attached hereto as Exhibit A (the “Employment Agreement”);
WHEREAS, the Employment Agreement has been terminated; and
WHEREAS, SINHA and ALEXION wish to enter into this Agreement to fully resolve any actual or potential claims arising out of SINHA’s employment with and/or separation from ALEXION.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, SINHA and ALEXION agree as follows:
1.    Separation from Employment. ALEXION will provide SINHA with his final paycheck, as well as all accrued, unused vacation pay, no later than the next regular payday following December 11, 2016 (the “Separation Date”). The parties will work together to prepare a mutually acceptable announcement regarding the nature of and reasons for SINHA's separation from ALEXION. SINHA acknowledges that (i) with the receipt of his final paycheck, he will have received all compensation and benefits that were due to him through the Separation Date as a result of services performed for ALEXION except as provided in this Agreement; (ii) he has reported to ALEXION any and all work-related injuries incurred during employment; and (iii) ALEXION has properly provided any leave of absence because of SINHA's or a family member's health condition, and SINHA has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
2.    Benefits Continuation. Regardless of whether SINHA executes this Agreement, and assuming that SINHA was enrolled in ALEXION's group health insurance plans prior to the Separation Date, SINHA and his eligible dependents (if any) may continue to participate in ALEXION's group medical, dental, vision and/or employee assistance plans for up to eighteen (18) months following the Separation Date, subject to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and provided that SINHA timely and properly elects COBRA coverage and pays the employee premiums associated with such coverage. SINHA may also continue to participate in ALEXION's Health Care Flexible Spending Account plan through the end of the calendar year if SINHA has a balance in the plan as of the Separation Date. SINHA will receive information regarding COBRA in a separate communication.
3.    Consideration. Provided that SINHA timely executes this Agreement and does not revoke it as set forth in Section 20, ALEXION will provide SINHA with the following payments in accordance with a termination pursuant to Section 9(c) of the Employment Agreement:

(a)
a payment of 1.5 times the sum of (A) SINHA’s annual base salary as of the Separation Date plus (B) the amount equal to SINHA’s annual bonus target under ALEXION’s bonus plan, as determined by ALEXION, for 2016. Subject to Section 9(g) of the Employment Agreement, such amounts will be paid to SINHA on the sixtieth (60th) day after the Separation Date in a cash lump sum of $1,820,700, less applicable deductions and withholdings;

(b)
an additional lump sum which, after all applicable deductions and withholdings have been taken, is sufficient to cover the costs of eighteen (18) months of COBRA continuation coverage for SINHA and his eligible dependents; and

(c)
all equity awards shall be treated as provided under Section 9(c) of the Employment Agreement; provided, however, that all stock options will instead expire upon the earlier of (A) the ninetieth (90th) day following the expiration of any applicable trading blackout or similar restrictions, or (B) the expiration of the full original ten-year term of the applicable stock option. To the extent that SINHA is subject to any trading blackout or similar restrictions at the time of the vesting and/or exercise of any equity award, ALEXION will, at the election of SINHA, net settle the equity award (or applicable portion thereof) for tax and/or exercise price payments, as applicable.

4.    Non-Admission. ALEXION's offer of this Agreement to SINHA and any payments made under this Agreement do not constitute an admission by ALEXION that SINHA has any claim of any kind against ALEXION or that ALEXION admits to any liability.
5.    Release. In exchange for the consideration described in Section 3 of this Agreement, and in accordance with Section 9(e) of the Employment Agreement, SINHA agrees to release ALEXION with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which SINHA has at any time heretofore owned or held against ALEXION, including, without limitation, those arising out of or in any way connected with SINHA’s employment relationship with ALEXION or separation from employment with ALEXION. This means that SINHA gives up these claims to the fullest extent permitted by law, including:

(a)
claims for any pay, compensation or benefits, including bonuses, commissions, costs, damages, expenses, incentive pay, insurance, interest, paid or unpaid leave or time off, salary, separation or severance pay or benefits, or wages;

(b)	claims concerning any express or implied employment contracts, covenants or duties;

(c)
claims for defamation; detrimental reliance; impairment/loss of business/economic opportunity; intentional/negligent infliction of emotional distress; interference with contractual or legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence including negligent hiring/retention/

supervision; personal injury; promissory estoppel; retaliatory discharge; termination notice insufficiency; tortious interference; posting requirement violations; records access violations; wrongful termination; or any other federal, state, local or common law claims;

(d)
claims of discrimination based on age, ancestry, benefit entitlement, color, concerted activity, disability, failure to accommodate, gender, gender identity or expression, genetics, harassment, income source, leave rights, marital status, military status, national origin, parental status, perception of a protected characteristic, political affiliation, race, religion, retaliation, sex, sexual orientation, union activity, veteran status or other legally protected status; claims that any payment under this Agreement was affected by any such discrimination; or any other claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Sarbanes-Oxley Act of 2002; the False Claims Act; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-60; the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75; or the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. §§ 31-51kk et seq.; each as amended; or

(e)	any right to be or remain a member of any class or collective action against ALEXION.
Notwithstanding anything herein to the contrary, SINHA does not release (i) any claim or right to receive the consideration provided under this Agreement; (ii) any claim or right to indemnification by ALEXION under the Employment Agreement, the Indemnification Agreement between the parties attached hereto as Exhibit B (the “Indemnification Agreement”), or otherwise, and any rights under directors’ and officers’ liability insurance coverage; or (iii) any claim or right to continuation coverage pursuant to COBRA.
6.    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 3 of this Agreement, SINHA specifically represents and warrants that as of the date that he executes this Agreement, either (i) he has disclosed to ALEXION’s General Counsel or to another member of ALEXION’s internal Legal Department in writing any matter that he knows or suspects could constitute an actual or potential violation of the ALEXION Code of Ethics and Business Conduct or of any internal or external legal, regulatory or compliance requirement applicable to ALEXION in any jurisdiction in which it does business, or (ii) he has no information concerning any such matter.
7.    Promise Not to Sue. SINHA promises not to sue ALEXION for any claims covered by Section 5 of this Agreement and not excluded by any other section of this Agreement. This promise not to sue is separate from and in addition to SINHA’s promises in Section 5 of this Agreement, and does not apply to a claim under the ADEA.
8.    Confidentiality and Non-Disclosure. SINHA agrees that, except as required by applicable federal, state, or local law, including tax laws, SINHA will keep all the terms of this Agreement strictly confidential, including the amount of the payment provided to SINHA under this Agreement. Except as required by law, SINHA will not disclose any of the terms of this Agreement to anyone except his immediate family members and his legal/financial advisors. Each of them is bound by this non-disclosure provision, and a disclosure by any of them will be considered a disclosure by SINHA. SINHA further represents that prior to executing this Agreement, he has not disclosed its terms in a manner inconsistent with this confidentiality provision.
9.    Continuing Obligations and Non-Solicitation. SINHA acknowledges and agrees that the Proprietary Information and Inventions Agreement and the Policy Statement as to Confidential Information , both of which he signed upon the start of his employment, survive SINHA’s separation from ALEXION and remain in full force and effect. SINHA further acknowledges and agrees that he continues to be bound by the Non-Competition, Non-Solicitation, and Non-Disparagement provisions in section 5 of the Employment Agreement, which survive SINHA’s separation from ALEXION and remain in full force and effect. This Section 9 shall be subject to written waivers that may be obtained by SINHA from ALEXION.
10.    Return of ALEXION Assets. SINHA agrees that he has returned or will return immediately, and no later than the Separation Date, all ALEXION property or assets that he had or controlled during his employment, including: his identification badge; key fob; lab notebooks; laptop, desktop and handheld computers; smartphones; personal digital assistants (PDAs); secure ID cards; keys; tools and tool boxes; personal protective equipment; external hard drives; flash drives; power and sync cables; all originals and soft or hard copies of documents such as e-mails, facsimiles, handbooks, letters, manuals, or memoranda; any personal documents or materials containing confidential ALEXION information, including personal notebooks or planners; and any other ALEXION related communications, material, hardware, equipment or property. The requirements of this Section 10 apply regardless whether such property, assets, documents or other materials are located or stored (a) at ALEXION’s offices or other location (including but not limited to SINHA’s personal residence) or (b) on ALEXION’s systems or equipment or any other system or equipment (including but not limited to SINHA’s personal system or equipment).
11.    Cooperation. SINHA agrees to cooperate with, and assist, ALEXION to ensure a smooth transition of his work responsibilities. At any time following the Separation Date, SINHA will provide such information as ALEXION may reasonably request with respect to any ALEXION-related transaction or other matter in which SINHA was involved in any way while employed by ALEXION. SINHA further agrees to assist and cooperate with ALEXION in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by ALEXION. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to SINHA, including through in-person interview(s) with ALEXION’s internal Legal Department or outside counsel for ALEXION. SINHA shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section 11, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.
12.    Non-Disparagement. SINHA agrees that he will not do or say anything that disparages ALEXION, reflects negatively on ALEXION, or encourages any adverse action against ALEXION, except as required by law.
13.    Indemnification. ALEXION shall indemnify SINHA subject to and in accordance with the terms of the Indemnification Agreement, which survives SINHA's separation from ALEXION and remains in full force and effect.
14.    Non-Interference with Rights. The release set forth in Section 5 of this Agreement excludes any claims which cannot be waived by law, such as claims for unemployment/worker compensation, or claims for vested/earned benefits under ERISA-covered employee benefit plans as applicable on the date that SINHA signs this Agreement. Further, SINHA understands, agrees and acknowledges that nothing contained in this Agreement, including but not limited to Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidentiality and Non-Disclosure), 9 (Continuing Obligations), 10 (Return of ALEXION Assets), 11 (Cooperation), 12 (Non-Disparagement), or 16 (Remedies), shall prohibit or restrict SINHA from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Securities and Exchange Commission, and/or any other governmental agency or entity, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, and that notwithstanding any other provision in this Agreement, SINHA is not required to seek authorization from ALEXION or to notify ALEXION before doing so.
15.    Choice of Law and Forum. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its conflicts of law rules, except that matters relating to indemnification shall be governed by and construed under the laws of the State of Delaware. The parties hereby consent to the jurisdiction of the federal and state courts located in the State of Connecticut to resolve any disputes arising out of the interpretation or administration of this Agreement.
16.    Remedies. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the prevailing party as determined by a court or tribunal of competent jurisdiction (including in any action for preliminary injunctive relief) shall be entitled to seek payment of attorneys' fees, costs and expenses from the non-prevailing party.
17.    Successors. This Agreement shall be binding upon and inure to the benefit of SINHA, ALEXION, and their respective heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of the released parties.
18.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other provisions shall remain fully valid and enforceable.
19.    Representations. SINHA acknowledges and agrees that:

(a)
he has, by being given a copy of this Agreement, been advised to consult with an attorney of his own choice with regard to its terms, and he has been given the opportunity to do so prior to signing this Agreement;

(b)	he has not been promised anything other than what is in this Agreement;

(c)	the payments described in this Agreement provide adequate and sufficient consideration to support this Agreement;

(d)	he has reviewed this Agreement and is signing this Agreement knowingly and voluntarily;

(e)	he has not been coerced or threatened into signing this Agreement;

(f)	he does not have any pending court or administrative complaint against ALEXION; and

(g)	this Agreement can only be modified in a written document signed by both SINHA and ALEXION.
20.    Time Periods. SINHA has been given at least twenty-one (21) days to consider this Agreement before executing it. If SINHA signs this Agreement prior to the end of the 21 day period, such signature constitutes a voluntary waiver of this 21 day period. In the event that SINHA executes this Agreement prior to the Separation Date, ALEXION reserves the right to request that SINHA reaffirm the terms of this Agreement in writing on the Separation Date.

After signing this Agreement, SINHA will have seven (7) days to revoke this Agreement (the “Revocation Period”) by providing written notice to ALEXION during this 7 day Revocation Period. Any revocation must be made in writing, postmarked no later than the close of business of the 7th day of the Revocation Period and addressed to:

Clare Carmichael
Executive Vice President and Chief Human Resources Officer
Alexion Pharmaceuticals, Inc.
100 College Street
New Haven, CT 06510

This Agreement will not become effective or enforceable until the Revocation Period has expired. If SINHA does not revoke this Agreement, he will receive the consideration described in Section 3 of this Agreement.

21.    Entire Agreement. This Agreement (together with the applicable provisions of the other agreements referenced herein) constitutes and contains the entire agreement and understanding concerning SINHA's employment and separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, including the Employment Agreement, except that SINHA shall continue to be obligated to comply with Sections 4 and 5 of the Employment Agreement, and except as otherwise expressly stated herein. The drafting of this Agreement shall be deemed a mutual endeavor by all parties, and shall not be construed against any single party as the drafter.    To the extent of any conflict between the terms of this Agreement and any other document concerning severance benefits, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
22.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.

/s/Vikas Sinha     Date: Dec. 11, 2016
VIKAS SINHA

ALEXION PHARMACEUTICALS, INC.

By: /s/ Clare Carmichael Date: Dec. 11, 2016
Name: Clare Carmichael
Title: Executive Vice President and CHRO